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                                                                   EXHIBIT 99.4


                            [TRANSTECHNOLOGY LOGO]

TRANSTECHNOLOGY COMPLETES SALE OF NORCO INC. SUBSIDIARY

         UNION, N.J., Feb 24, 2003 (BUSINESS WIRE) - TransTechnology Corporation (NYSE: TT) announced today that it had completed the previously announced sale of its Norco, Inc. subsidiary to Marathon Power Technologies Company, a wholly-owned subsidiary of TransDigm Inc. of Richmond Hts., Ohio, for $51.0 million in cash and a $1.0 million reimbursement for certain state income taxes payable as a result of the transaction.

         The net cash proceeds of the sale were used to retire senior and subordinated debt.

         The company stated that it expects to report a pretax gain of approximately $29.0 million from the transaction in the current quarter, which ends March 31, 2003. Because the federal income taxes associated with the gain will be fully offset by the company's net operating loss, all of the net proceeds were available to pay transaction expenses and retire debt. The company reported that it used the net proceeds to retire approximately $15.1 million of senior debt and $28.6 million of subordinated debt principal; to pay a $1.5 million prepayment penalty on the subordinated debt; and paid an additional $1.5 million of accrued interest and transaction expenses. Following the completion of the transaction, the company said that it had no senior debt outstanding and its subordinated debt was approximately $52.0 million.

         TransTechnology Corporation is the world's leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoist, cargo hooks, and weapons-lifting systems. The company, which employs approximately 190 people, reported sales from continuing operations of $47.8 million in the fiscal year ended March 31, 2002.

         Information about Forward-Looking Statements


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         Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended
         (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

         The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

         Any number of factors could affect future operations and results, including, without limitation, the Company's ability to be profitable with a smaller and less diverse base of operations that will generate less revenue; the value of replacement operations, if any; determination by the Company to dispose of additional existing assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company's future business; and those specific risks that are discussed in the Company's previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

         The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

         CONTACT:
         TransTechnology Corporation, Union
         Michael J. Berthelot
         908-688-2440